                                                                   EXHIBIT 99.2


                             [AMERICAN EXPRESS LOGO]

                                      2002
                                  First Quarter
                               Earnings Supplement




The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") First Quarter 2002 Earnings Release.



--------------------------------------------------------------------------------
This summary contains certain forward-looking statements which are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company's financial and other goals, are set forth on page 14 herein and in the Company's 2001 10-K Annual Report, and other reports, on file with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                            AMERICAN EXPRESS COMPANY
                               FIRST QUARTER 2002
                                   HIGHLIGHTS

o First quarter diluted EPS of $0.46 increased 15%, net revenues (managed basis) increased 3%, and 12 month-to-date ROE was 12%.

   - 1Q `02 included a net pre-tax benefit of $13MM ($8MM after-tax) related to adjustments to last year's aggregate restructuring charge reserve. This benefit includes the reversal of severance and related costs of $17MM pre-tax, primarily reflecting voluntary attrition, or redeployment into open jobs, of employees whose jobs were eliminated. This was offset in part by $5MM pre-tax of net additional real estate costs reflecting the decision to exit the Company's Jersey City office space and instead utilize all of its owned space in its World Financial Center headquarters building, as well as revisions to plans relating to certain travel office locations. Despite these minor adjustments, we continue to expect to fully realize the expense saves originally reported in connection with the restructuring charges.

   - 1Q `01 included a pre-tax loss of $182MM ($132MM after-tax) from the write-down and sale of high yield securities at AEFA, a $67MM expense increase due to an adjustment of Deferred Acquisition Costs (DACs) for variable insurance and annuity products, as well as goodwill amortization of $25MM pre-tax ($19MM after-tax), or $0.01 per share. Due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 in 2002, no goodwill amortization occurred in 1Q `02.

   - Excluding these items, EPS this year would be down double digits versus the 15% reported growth.

o  Compared with the first quarter of 2001:

   - Worldwide billed business declined 3% on particularly weak travel-related spending;

   - TRS' worldwide lending balances on a managed asset basis of $35.7B were up 7%;

   - Worldwide cards in force increased 4%, up 2.4MM from last year; and,

   - AEFA assets owned, managed and administered of $254B were flat with last year.

o  Additional items of note included:

   - While weakness persisted within travel and entertainment related spending by corporations, consumer card spending remained relatively strong, increasing 4% versus last year in the U.S. on 10% higher transaction volume.

   - Continued progress was made within the Company's reengineering initiatives as the consolidated employee base declined approximately 7,000, or 8%, during the quarter, including 1,500 reductions from the partial implementation of our technology partnership with IBM. The benefit of these eliminations will begin to be fully realized during 2Q `02.

   - In light of a generally stable business environment during the quarter, business building activities were increased somewhat as evidenced by the launch of a new brand advertising campaign, an initial step up in selected card acquisition programs, and continued efforts to enhance AEFA's product breadth and asset gathering capabilities.

   - While credit quality deteriorated modestly as expected in light of the environment, risks remained well controlled and reserve coverage ratios were improved.

   - In light of current market conditions, and as part of our ongoing funding activities, American Express Credit Corp. issued approximately $2B of medium term notes and securitized $750MM of charge card receivables during the quarter, and as noted in recent filings, may use another $6B of current capacity for additional medium term note issuances.

     --Proceeds from the sale of these securities have contributed toward an overall reduction in total commercial paper outstanding from $18B at 12/31/01 to $14B at quarter end and an increase in committed bank line coverage of net short-term debt from 58% to 78%.

     --In addition, American Express Centurion Bank securitized $920MM of lending receivables during the quarter.

   - The presentation of the Consolidated and TRS GAAP revenues was revised to better highlight the impact of securitizations through the reclassification of the related effects from lending finance charge and other revenues to a separate Securitization Income line item. This presentation revision does not impact total GAAP revenues or the TRS managed basis statements of income. Restated information for the past three years was filed with the SEC concurrent with distribution of this earnings release. All prior period information contained within the earnings release and earnings supplement has been restated to conform with this presentation.

                            AMERICAN EXPRESS COMPANY
                               FIRST QUARTER 2002
                               HIGHLIGHTS (Cont'd)

o American Express continued to invest in growth opportunities as it expanded its products and services during the quarter:

   - Announced the creation of OPEN, The Small Business Network, offering small business owners a wide range of tools, services and savings designed to meet their evolving needs, including convenient access to working capital and credit information, instant decisioning on all card products and savings on business services from an enhanced lineup of OPEN Network partners.

   - Announced a technology services partnership with IBM that is designed to enhance the performance and efficiency of American Express' global technology infrastructure. Effective March 1, IBM began providing American Express with utility-like access to its vast computing resources, improving the quality, performance and delivery of American Express technology systems, and the flexibility to adjust rapidly to changing business needs by having IBM's resources on demand.

   - Signed an agreement with IBM to jointly develop a Web-based expense reporting and reconciliation tool designed to reduce the cost of managing everyday business expenses. The application will help companies boost productivity and increase control over everyday expenses by automating employees' expense reporting and reconciliation processes.

   - Began offering four new mutual funds at American Express Financial Advisors
     (AEFA):
     --Two subadvised mutual funds:
       - AXP Partners Select Value Fund, subadvised by Gabelli Asset Management Company; and
       - AXP Partners Small Cap Core Fund, subadvised by Pilgrim Baxter & Associates Ltd. and Wellington Management Company, LLP.

     --Two proprietary mutual funds:
       - AXP'r' Mid Cap Value Fund: a mid-cap fund that will pursue a deep value strategy by investing in companies whose stock is trading well below its intrinsic value.
       - AXP'r' U.S. Government Mortgage Fund: a core fixed income fund that will pursue a high-quality investment strategy by investing at least
         80 percent of its net assets in mortgage-backed securities with the remainder in government issues.

   - Established a Boston-based AEFA investment management satellite activity through the hiring of new portfolio managers.

   - Launched the Blue de American Express card in Mexico.

   - Signed an agreement with Samsung Card Co., Ltd. ("Samsung Card") under which Samsung Card will issue American Express-branded Cards in Korea.

   - Signed an agreement with Canadian Imperial Bank of Commerce (CIBC) to issue American Express-branded credit cards in Canada, establishing our first card-issuing partnership in Canada.

   - Created the first Sino-U.S. corporate travel joint venture in the People's Republic of China with China International Travel Services (CITS). The joint venture company based in Beijing, which has received all required government approvals, will be known as CITS American Express Travel Services Limited and will provide corporate travel management and leisure travel services.

   - Acquired the Bank of Asia Finance Co., Ltd. (BOAF), a subsidiary of the Bank of Asia Public Company. The finance company, which will be renamed American Express Finance (Thailand) Company Limited, will offer a wide range of consumer financial services to Thai consumers.

   - Signed an agreement with Bank Brussels Lambert (BBL) to acquire 100% ownership of BBL Travel American Express s.a./n.v.

   - Announced a strategic marketing alliance with AOL Time Warner to promote multiple American Express products, increase American Express Card usage and acceptance and expand redemption options for the American Express Membership Rewards'r' program.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                                  CONSOLIDATED
                                   (unaudited)

     (millions, except per share amounts)                           Quarters Ended                      Percentage
                                                                       March 31,                        Inc/(Dec)
                                                       ------------------------------------------    -----------------
                                                                  2002              2001
                                                                  ----              ----
     CONSOLIDATED REVENUES:
          Net (managed basis)                                   $5,542            $5,381                 3%
                                                                ======            ======
          GAAP reporting basis                                  $5,759            $5,719                 1
                                                                ======            ======
     NET INCOME:                                                  $618              $538                15
                                                                  ====              ====
     EPS:
          Basic                                                  $0.47             $0.41                15
                                                                 =====             =====
          Diluted                                                $0.46             $0.40                15
                                                                 =====             =====

o CONSOLIDATED REVENUES: Net revenues increased due to higher cardmember lending spreads and loan balances, greater insurance revenues, and higher revenues related to AEFA's investment portfolio, which reflected a suppressed level of revenue last year due to the previously discussed $182MM investment loss. These items were partially offset by lower billed business volumes, weaker travel revenues, as well as lower management and distribution fees.

     - Since September 11th, the company incurred costs of approximately $100 million, which are expected to be covered by insurance and, consequently, did not impact results. These costs include the duplicate facilities and equipment associated with the relocation of the company's offices in lower Manhattan and certain other business recovery expenses. Costs associated with the damage to the company's offices, extra operating expenses and business interruption losses are still being evaluated. As of March 2002, approximately $30 million of such costs relating to the company's portion of the repair of its headquarters building have been identified. The company expects that a substantial portion of these losses will be covered by insurance.

o CONSOLIDATED EXPENSES: Rose due to larger provisions for losses, higher other operating expenses and increased marketing costs. These increases were partially offset by lower charge card funding costs, a decline in human resource expenses and the benefits of other reengineering activities and expense control initiatives.

o SHARE REPURCHASES: There were no share repurchases during 1Q `02; we plan to restart our share repurchase at the end of 2Q `02. The decision to curtail share repurchases during the second half of 2001 was previously announced as a result of the negative impact of the 2Q `01 charges related to AEFA's investment portfolio on book equity. Since the inception of repurchase programs in September 1994, 357.2MM shares have been acquired.

                                                                                        Millions of Shares
                                                                         --------------------------------------------------

     -    AVERAGE SHARES:                                                    1Q `02           4Q `01            1Q `01
                                                                             ------           ------            ------
           Basic                                                              1,325            1,329             1,323
                                                                              =====            =====             =====
           Diluted                                                            1,335            1,336             1,344
                                                                              =====            =====             =====

     -    ACTUAL SHARES:
           Shares outstanding - beginning of period                           1,331            1,336             1,326
           Repurchase of common shares                                            -                -                (9)
           Net settlements -3rd party share purchase agreements                  (4)              (8)                9
           Employee benefit plans, compensation and other                         2                3                 -
                                                                              -----            -----             -----
           Shares outstanding - end of period                                 1,329            1,331             1,326
                                                                              =====            =====             =====

                               CORPORATE AND OTHER

o The net expense of $44MM in 1Q `02 and in 1Q `01 compared with $45MM in 4Q `01.

     - Both 1Q `02 and 1Q `01 include a $46MM ($39MM after-tax) Lehman Brothers preferred dividend. The final dividend under the terms of this security, based on Lehman's results for the six months ended 5/31/02, is expected to be received in July, 2002.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                             TRAVEL RELATED SERVICES
(preliminary)
                              STATEMENTS OF INCOME
                           (unaudited, managed basis)

                                                                        Quarters Ended                       Percentage
(millions)                                                                March 31,                          Inc/(Dec)
                                                            ---------------------------------------      -------------------
                                                                      2002                    2001
                                                                      ----                    ----
Net revenues:
     Discount revenue                                               $1,845                  $1,925              (4)%
     Net card fees                                                     423                     422               -
     Lending:
       Finance charge revenue                                        1,099                   1,120              (2)
       Interest expense                                                207                     429             (52)
                                                                    ------                  ------
         Net finance charge revenue                                    892                     691              29
     Travel commissions and fees                                       328                     418             (22)
     TC investment income                                               90                      98              (8)
     Other revenues                                                    874                     911              (4)
                                                                    ------                  ------
         Total net revenues                                          4,452                   4,465               -
                                                                    ------                  ------
Expenses:
     Marketing and promotion                                           301                     296               1
     Provision for losses and claims:
       Charge card                                                     252                     285             (12)
       Lending                                                         644                     501              29
       Other                                                            48                      24               #
                                                                    ------                  ------
         Total                                                         944                     810              17
                                                                    ------                  ------
     Charge card interest expense                                      241                     393             (39)
     Human resources                                                   901                   1,034             (13)
     Other operating expenses                                        1,412                   1,195              18
     Restructuring charge                                             (13)                       -               -
                                                                    ------                  ------
         Total expenses                                              3,786                   3,728               2
                                                                    ------                  ------
Pretax income                                                          666                     737             (10)
Income tax provision                                                   199                     215              (7)
                                                                    ------                  ------
Net income                                                            $467                    $522             (11)
                                                                    ======                  ======


# Denotes variance in excess of 100%.

Note: Unless indicated otherwise, the following discussion addresses the "managed basis" Statements of Income. The GAAP Statements of Income are also included in the Company's Earnings Release.

o Net income declined 11% reflecting the continued effect of weak economic conditions. Excluding the benefit of the elimination of goodwill amortization and the restructuring reserve write-back, net income declined 15%.

o Net revenues declined slightly as lower discount revenue and travel commissions and fees, reflecting continued weakness in the economy, particularly within the Corporate travel arena, were partially offset by growth in cardmember loans outstanding.

o The higher expenses reflect greater provisions for losses and increased other operating expenses, which were partially offset by reduced charge card funding costs, lower human resource expenses and expense control initiatives.

o Under SFAS No. 140, which prescribes the accounting for securitizations, TRS recognized pre-tax gains of $42MM ($27MM after-tax) in 1Q `02 and 1Q `01 related to the securitization of $0.9B and $1.0B of U.S. Lending receivables, respectively.

   The above Managed Basis Statements of Income assume that these gains were offset by higher marketing and promotion and other operating expenses, and accordingly, the incremental expenses, as well as the gains, have been eliminated.

o The pretax margin was 15.0% in 1Q `02, down from 16.5% last year due to the effect of weaker revenue conditions and the higher expenses referenced above.

o The effective tax rate was 30% in 1Q `02 versus 13% in 4Q `01 and 29% in 1Q `01. The low 4Q `01 rate reflects a relatively higher Travelers Cheque tax benefit contribution during the quarter mostly due to a restructuring charge.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o DISCOUNT REVENUE: Lower billed business and a lower discount rate yielded a 4% decrease in discount revenue.

  - The average discount rate was 2.66% in 1Q `02 and 4Q `01 versus 2.68% in 1Q `01. The decline reflects the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc.), as well as significantly weaker T&E spending.

     -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, the continued shift to electronic data capture, volume related pricing discounts, and selective repricing initiatives will probably result in some rate erosion over time.

                                                                            Quarters Ended                   Percentage
                                                                               March 31,                      Inc/(Dec)
                                                                   ----------------------------------      ----------------
                                                                           2002               2001
                                                                           ----               ----
      Card billed business (billions):
           United States                                                  $54.3              $55.6               (2)%
           Outside the United States                                       17.3               18.4               (6)
                                                                          -----              -----
           Total                                                          $71.6              $74.0               (3)
                                                                          =====              =====
      Cards in force (millions):
           United States                                                   34.8               34.2                2
           Outside the United States                                       20.8               19.0               10
                                                                           ----               ----
           Total                                                           55.6               53.2                4
                                                                           ====               ====
      Basic cards in force (millions):
           United States                                                   26.9               26.9                -
           Outside the United States                                       15.8               14.4               10
                                                                           ----               ----
           Total                                                           42.7               41.3                3
                                                                           ====               ====
      Spending per basic card in force (dollars) (a):
           United States                                                 $2,019             $2,091               (3)
           Outside the United States                                     $1,354             $1,535              (12)
           Total                                                         $1,825             $1,933               (6)


      (a) Proprietary card activity only.

     - BILLED BUSINESS: The 3% decrease in billed business resulted from lower spending per basic cardmember worldwide, which was partially offset by growth in cards in force. Generally weaker economic conditions during the quarter continued to drive a lower level of spending, particularly within the travel related categories.

       -- U.S. billed business decreased 2% reflecting 4% growth within the consumer card business on 10% higher transaction volume, a 2% decrease within small business services and a 16% decline within Corporate Services.

          - Spending per basic card in force declined 3% reflecting the economic and industry factors cited above and the dilutive effect of strong card growth over recent years.

       -- Excluding the impact of foreign exchange translation:

          - Total billed business outside the U.S. was down 2% reflecting general weakness across all regions resulting in low single digit declines in each region.

          - Spending per proprietary basic card in force outside the U.S. declined 8% reflecting the same factors present within the U.S. comparison.

       -- Network partnership and Purchasing Card volumes sustained their relatively stronger performance, growing during the quarter.

       -- U.S. non-T&E related volume categories (which represented approximately 60% of 1Q `02 U.S. billed business) continued to grow, increasing 7%, but were offset by a 13% decrease in T&E volumes.

       -- Airline related volume, which represented approximately 15% of total
          U.S. volumes during the quarter, declined approximately 20% worldwide as both the average airline charge and transaction volume were down double digits.

     - CARDS IN FORCE worldwide rose 4% versus last year.

       -- U.S. cards in force increased slightly during the quarter reflecting more selective consumer card and small business services acquisition activities during the past year in light of weakening economic conditions.

       -- Outside the United States, 200K cards in force were added during the quarter on continued network card growth.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)


o NON-AMEX BRANDED STATISTICS: Total cards in force and billed business exclude activities on Non-Amex Branded cards (Visa and Eurocards) issued in connection with joint venture activities. These are reported as separate line items within TRS' selected statistical information.

                                                                Quarters Ended                    Percentage
                                                                  March 31,                       Inc/(Dec)
                                                       ---------------------------------        ---------------
                                                               2002                2001
                                                               ----                ----
     Cards in force (millions)                                  0.7                 0.6                2%
     Billed business (billions)                                $0.9                $0.8               13

o NET CARD FEES: Were flat as the increase in cards in force was offset by the mix shift toward lower and no fee products. The average fee per card in force was $33 in 1Q `02, $34 in 4Q `01 and $35 in 1Q `01.

o NET FINANCE CHARGE REVENUE: Rose 29% on 11% growth in average worldwide lending balances.

      - The yield on the U.S. portfolio rose to 9.6% in 1Q `02 from 8.3% in 1Q `01 and was flat versus 4Q `01. The improvement versus last year reflects a decrease in the proportion of the portfolio on introductory rates and the benefit of lower funding costs, which were partially offset by the evolving mix of products toward more lower-rate offerings.

o TRAVEL COMMISSIONS AND FEES: Declined 22% on a 26% contraction in travel sales due to the continued effects of the weak corporate travel environment. The revenue earned per dollar of sales (8.8% in 1Q `02 versus 10.2% in 4Q `01 and 8.4% in 1Q `01) increased versus last year, reflecting new fees related to the migration to transaction-based customer relationships, which were partially offset by continued efforts by airlines to reduce distribution costs and by corporate clients to contain travel and entertainment expenses. The decline versus 4Q '01 reflects the mix of travel sales in each quarter.

o TC INVESTMENT INCOME: Was down 8% as a higher average investment was offset by a decline in the pretax yield. TC sales declined 9% in the quarter.

o OTHER REVENUES: Decreased 4% as somewhat higher card-related fees and larger insurance premiums were offset by significantly lower interest income on investment and liquidity pools held within card funding vehicles.

o MARKETING AND PROMOTION EXPENSES: Increased 1% on the launch of the new brand advertising campaign and an initial step up in selected card acquisition programs, although the Company continued to rationalize certain marketing efforts in light of the weaker business environment.

o OTHER PROVISIONS FOR LOSSES: Increased primarily due to reserve additions related to credit exposures to travel industry service establishments.

o CHARGE CARD INTEREST EXPENSE: Was down 39% due to a lower effective cost of funds and lower billed business volumes.

o HUMAN RESOURCE EXPENSES: Decreased 13% versus last year as a result of a lower number of employees.

      - The employee count at 3/02 of 65,400 was down approximately 10,100, or 13%, versus last year.

      - During the quarter, the absolute level of human resources expense was down less than the 6,500 headcount reduction in the quarter would suggest because 4Q '01 included lower incentive compensation accruals in light of the weak performance in the second half of last year. In addition, the timing of reductions will not yield the full expense benefit until 2Q `02.

o OTHER OPERATING EXPENSES: Were up 18% as higher costs related to cardmember loyalty programs and the effect of investment gains last year were partially offset by reengineering initiatives and cost containment efforts.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                        TRAVEL RELATED SERVICES (Cont'd)

o     CREDIT QUALITY:

      - As expected in light of the generally weaker economic and industry conditions, overall credit quality deteriorated modestly in the quarter, but remained at relatively attractive levels versus historical comparisons.

      - The provision for losses on charge card products decreased 12% on lower volume levels and generally stable credit trends.

      - The lending provision for losses was 29% above last year on growth in outstanding loans and the weaker credit environment.

      - Reserve coverage ratios at more than 100% of past due balances remained strong.

      -  WORLDWIDE CHARGE CARD:

         -- The write-off rate decreased from last quarter, but was up versus last year. Past due rates rose versus last year and last quarter. The increased past-due level versus 12/01 partially reflects the impact of a reduced receivable base on the calculation.


                                                                                  3/02            12/01             3/01
                                                                         --------------     ------------    -------------
             Loss ratio, net of recoveries                                       0.39%            0.47%            0.35%
             90 days past due as a % of receivables                               3.1%             2.9%             2.7%

         -- Reserve coverage of receivables increased and past due account coverage remained strong.

                                                                                  3/02           12/01             3/01
                                                                           --------------    -------------    -------------
             Reserves (MM)                                                    $1,031            $1,032            $1,004
             % of receivables                                                    4.3%              3.9%              3.8%
             % of past due accounts                                              138%              136%              139%

      -  U.S. LENDING:

         -- The write-off and past due rate increased from last quarter and last year.

                                                                                 3/02           12/01              3/01
                                                                            -------------     -----------     -------------
             Write-off rate, net of recoveries                                   6.5%            5.9%              5.1%
             30 days past due as a % of loans                                    3.4%            3.3%              2.9%


         -- The lending reserve balance and coverage ratios increased during the quarter.


                                                                                 3/02           12/01              3/01
                                                                            -------------   ------------     -------------
           Reserves (MM)                                                      $1,144          $1,077             $907
           % of total loans                                                      3.7%            3.4%             3.0%
           % of past due accounts                                                107%            101%             103%


                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                       AMERICAN EXPRESS FINANCIAL ADVISORS

(preliminary)                 STATEMENTS OF INCOME
                                   (unaudited)

(millions)                                                               Quarters Ended                   Percentage
                                                                           March 31,                      Inc/(Dec)
                                                                 -------------------------------      -------------------
                                                                      2002                 2001
                                                                      ----                 ----
Revenues:
     Investment income                                                $529                 $368              44%
     Management and distribution fees                                  597                  638              (6)
     Other revenues                                                    308                  277              11
                                                                     -----                -----
           Total revenues                                            1,434                1,283              12
     Provision for losses and benefits:
        Annuities                                                      247                  238               4
        Insurance                                                      171                  157               9
        Investment certificates                                         52                   82             (37)
                                                                     -----                -----
           Total                                                       470                  477              (1)
                                                                     -----                -----
          Total net revenues                                           964                  806              20
                                                                     -----                -----
Expenses:
     Human resources                                                   499                  548              (9)
     Other operating expenses                                          213                  188              13
                                                                     -----                -----
           Total expenses                                              712                  736              (3)
                                                                     -----                -----
Pretax income                                                          252                   70               #
Income tax provision                                                    70                   19               #
                                                                     -----                -----
Net income                                                            $182                  $51               #
                                                                     =====                =====

# Denotes variance in excess of 100%.

o    Net revenues increased 20% reflecting:

    - The effect last year of $182MM of pre-tax losses from the write-down and sale of certain high-yield securities;

    - Lower spreads (investment income less provisions) on investment portfolio products, reflecting the impact of the portfolio repositioning activities;

    - Reduced management fees from lower average managed asset levels; and

    - Higher insurance premiums and advice services fees.

o Pretax margin improved to 26.1% from 8.7% last year which reflected the negative impact of the high-yield losses and DAC amortization adjustment.

o The effective tax rate was 27.9% in 1Q `02, versus 26.0% in 4Q `01 and 27.6% in 1Q `01.

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                         Percentage
     (billions)                                                         March 31,                        Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  2002                  2001
                                                                  ----                  ----
     Assets owned (excluding separate accounts)                  $42.8                 $42.0                  2%
     Separate account assets                                      27.2                  27.4                 (1)
     Assets managed                                              147.8                 153.5                 (4)
     Assets administered                                          36.4                  30.8                 18
                                                                ------                ------
            Total                                               $254.2                $253.7                  -
                                                                ======                ======

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o        ASSET QUALITY:

     - Except for modest deterioration within the high-yield sector, asset quality remained stable.

     - Non-performing assets relative to invested assets were 0.1% and were 162% covered by reserves, including those related to the impairment of high-yield securities.

     - High-yield investments totaled $1.8B, or 5% of the portfolio, at 3/31/02, down from $3.5B, or 11%, at 3/31/01, but up versus 4% at
         12/31/01. Going forward, AEFA targets a level that is more in line with industry averages of approximately 7%.

     - The SFAS No. 115 related mark-to-market adjustment on the portfolio (reported in assets pretax) was depreciation of ($54MM) at 3/02, appreciation of $224MM at 12/01 and depreciation of ($47MM) at 3/01.

o        INVESTMENT INCOME:

     - Gross investment income increased 44%, as last year included the $182MM of high-yield related losses. Excluding this effect, investment income declined as higher invested assets were more than offset by a lower average yield, mostly due to the repositioning of the portfolio. Included in investment income last year was the effect of higher depreciation in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities, which was offset in the related provisions.

     - Average invested assets of $35.4B (excluding unrealized appreciation/ depreciation) rose 6% versus $33.4B in 1Q `01.

     -   The average yield on invested assets was 6.3% versus 6.8% in 1Q `01.

     - Underlying interest spreads within the insurance and annuity products were down versus last year, while certificates were up; versus last quarter, insurance and certificates were up, while annuities were flat.

o MANAGEMENT AND DISTRIBUTION FEES: The decrease of 6% was due to lower average assets under management reflecting the negative impact of weak equity market conditions. Distribution fees were flat versus last year, despite the decline in cash sales, due to the mix of sales and relative contribution to fees in each quarter.

     -  Assets Managed:

                                                                                                              Percentage
       (billions)                                                                  March 31,                   Inc/(Dec)
                                                                       -------------------------------    -----------------
                                                                               2002              2001
                                                                               ----              ----
Assets managed for individuals                                                $98.6             $99.8           (1)%
Assets managed for institutions                                                49.2              53.7           (8)
Separate account assets                                                        27.2              27.4           (1)
                                                                             ------            ------
              Total                                                          $175.0            $180.9           (3)
                                                                             ======            ======


        -- The decline in managed assets since 3/01 resulted from $2.8B of market depreciation and $3.1B of net outflows.

        -- The $0.7B decrease in managed assets during 1Q `02 resulted from market depreciation of $0.3B and net outflows of $0.4B.

        -- The net outflows in both periods reflect positive net inflows within the retail channel, offset by net outflows in the institutional business.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                  AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)


o        PRODUCT SALES:

     - Total gross cash sales from all products were down 18% versus 1Q `01 as generally weak sales conditions persisted throughout the quarter.

     - Mutual fund sales decreased 12% as proprietary fund sales declined, while non-proprietary funds increased. A significant portion of non-proprietary sales continued to occur in "wrap" accounts. Within proprietary funds:

         --   Sales of bond, equity and money market funds declined.

         -- Redemption rates continued to compare favorably with industry levels.

     - Annuity sales increased 8%, as strong growth in fixed annuity sales was partially offset by a decline in variable annuity sales.

     - Sales of insurance products fell 25% reflecting lower sales of life products, partially offset by higher property-casualty sales, in part due to sales through Costco.

     - Certificate sales decreased 33% reflecting both weak advisor sales and lower sales of certificates sold to clients outside the U.S. through a joint venture between AEFA and AEB.

     - Institutional sales declined 28% versus a relatively strong first quarter last year, reflecting lower new account additions and lower contributions.

     - Other sales decreased 47% due to the addition last year of a higher level of new 401(k) plan sponsors, partially offset by sales growth in limited partnerships and wealth management account activities.

     - Advisor product sales generated through financial planning and advice services were 73% of total sales in 1Q `02 and in 1Q `01.

o OTHER REVENUES: Were up 11%, primarily on higher life and property-casualty insurance premiums and charges.

     - Financial planning and advice services fees of $29.7MM rose 8% versus 1Q `01.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions increased due to the impact of a higher inforce level and the effect of depreciation in the S&P 500 on equity indexed annuities last year, partially offset by a lower accrual rate. Insurance provisions rose due to higher inforce levels, partially offset by lower accrual rates. Certificate provisions decreased as higher inforce levels and the effect on the stock market certificate product of depreciation last year in the S&P 500 were offset by significantly lower accrual rates.

o HUMAN RESOURCES: Expenses declined 9% reflecting lower field force compensation-related costs, the benefits of reengineering and cost containment initiatives within the home office where average employees were down 16%, and last year's DAC adjustment, which were partially offset by higher incentive compensation accruals. Last year's DAC adjustment increased expenses by $39MM.

     - Total Advisor Force: 11,502 at 3/02; down 550 advisors, or (5)%, versus 3/01 and down 33 advisors versus 12/01.

       -- The decrease in advisors versus 3/01 reflects reduced recruiting activities over the year as we worked to improve the advisor platform economics, and higher termination rates due to the weaker environment and proactive efforts to eliminate unproductive advisors.

       -- The decrease in advisors during the quarter reflects higher terminations in the employee platform (P1) as we continue to feel the effects of the difficult sales environment. We expect to continue to carefully manage new advisor additions in coming quarters to ensure overall field force costs are appropriately controlled and advisor production is maximized.

       -- Veteran advisor retention rates remain strong.

       -- Total production and advisor productivity were up versus last year, while client acquisitions decreased.

       -- The total number of clients was up 3% and accounts per client were flat. Client retention exceeded 95%.

o OTHER OPERATING EXPENSES: The increase reflects a higher level of investment activities related to various strategic, reengineering, technology and product development projects, and a higher minority interest related to premium deposits (the joint venture with AEB). Last year includes a $28MM expense increase due to the DAC adjustment.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                              AMERICAN EXPRESS BANK

(preliminary)                   STATEMENTS OF INCOME
                                   (unaudited)


(millions)                                                          Quarters Ended                      Percentage
                                                                      March 31,                          Inc/(Dec)
                                                          -----------------------------------      --------------------
                                                               2002                2001
                                                               ----                ----
Net revenues:
    Interest income                                            $143                $187                      (24)%
    Interest expense                                             58                 122                      (53)
                                                               ----                ----
       Net interest income                                       85                  65                       31
    Commissions and fees                                         50                  52                       (3)
    Foreign exchange income and other revenue                    43                  41                        4
                                                               ----                ----
       Total net revenues                                       178                 158                       12
                                                               ----                ----
Expenses:
    Human resources                                              55                  62                      (11)
    Other operating expenses                                     62                  66                       (6)
    Provision for losses                                         41                  16                        #
                                                               ----                ----
       Total expenses                                           158                 144                       10
                                                               ----                ----
Pretax income                                                    20                  14                       38
Income tax provision                                              7                   5                       34
                                                               ----                ----
Net income                                                      $13                  $9                       41
                                                               ====                ====

# Denotes variance in excess of 100%.


o    Revenues grew 12% on higher net interest income.

     -    Net interest income rose 31% primarily due to lower funding costs.

     -    Commissions and fees were down 3% from lower results in Corporate
          Banking.

     - Foreign exchange income and other revenue increased 4% as higher revenue from premium deposits (the joint venture with AEFA) was largely offset by lower foreign currency-related trading revenue.

o Human resource expenses fell 11% as merit and benefit related cost increases were offset by a lower employee level.

o Other operating expenses decreased 6% largely due to tighter expense controls.

o The provision for losses increased mainly due to higher bankruptcy related write-offs in the consumer lending portfolio in Hong Kong.

o    AEB remained "well-capitalized".


                                       3/02              12/01              3/01            Well-Capitalized
                                  ----------------    -------------     --------------    ---------------------
     Tier 1                            10.7%             11.1%              10.7%                 6.0%
     Total                             11.0%             12.2%              11.4%                10.0%
     Leverage Ratio                     5.2%              5.3%               5.8%                 5.0%


                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                         AMERICAN EXPRESS BANK (Cont'd)

o      EXPOSURES

     - AEB's loans outstanding were $5.3B at 3/02, $5.4B at 3/01 and $5.3B at 12/01. Activity since 3/01 included an $800MM decrease in corporate banking loans, a $100MM decrease in financial institution loans and an $800MM increase in consumer and private banking loans. Compared to 12/01, corporate banking loans decreased by $250MM and financial institution loans were essentially flat, while consumer and private banking loans increased by $250MM. As of 3/02, consumer and private banking loans comprised 66% of total loans versus 60% at 12/01 and 50% at 3/01; corporate banking loans comprised 13% of total loans versus 18% at 12/01 and 27% at 3/01; and financial institution loans comprised 21% of total loans at 3/02, 22% at 12/01 and 23% at 3/01.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various contingencies and market placements, which added approximately $7.3B to the credit exposures at 3/02, $7.3B at 12/01 and $8.1B at 3/01. Of the $7.3B of additional exposures at 3/02, $5.4B were relatively less risky cash and securities related balances.


  ($ in billions)                                                      3/31/02
                                         --------------------------------------------------------------------

                                                                           Net
                                                                       Guarantees                                12/31/01
                                                          FX and           And                     Total           Total
  Country                                   Loans      Derivatives     Contingents  Other(1)     Exposure(2)     Exposure(2)
  -------                                   -----      -----------     -----------  -----        ----------      -----------
  Hong Kong                                  $1.2           -               -       $0.1             $1.4          $1.3
  Indonesia                                     -           -               -          -              0.1           0.1
  Singapore                                   0.5           -            $0.1        0.1              0.7           0.7
  Korea                                       0.1           -               -        0.1              0.2           0.2
  Taiwan                                      0.2           -               -        0.1              0.3           0.3
  Japan                                         -           -               -        0.1              0.1           0.2
  Other                                         -           -               -        0.1              0.1           0.1
                                           ------       ------          ------    -------          -------        ------

      Total Asia/Pacific Region (2)           2.1           -             0.2        0.7              2.9           3.0
                                           ------       ------          ------    -------          -------        ------
  Chile                                       0.1           -             0.1          -              0.1           0.2
  Brazil                                      0.3           -               -          -              0.4           0.3
  Mexico                                      0.1           -               -          -              0.1           0.1
  Argentina (3)                                 -           -               -          -              0.1           0.1
  Other                                       0.3           -             0.2        0.3              0.7           0.8
                                           ------       ------          ------    -------          -------        ------
      Total Latin America (2)                 0.7           -             0.3        0.3              1.4           1.4
                                           ------       ------          ------    -------          -------        ------
  India                                       0.4           -             0.1        0.2              0.7           0.7
  Pakistan                                    0.1           -               -        0.2              0.3           0.2
  Other                                         -           -               -        0.1              0.2           0.2
                                           ------       ------          ------    -------          -------        ------
      Total Subcontinent (2)                  0.5           -             0.1        0.5              1.2           1.1
                                           ------       ------          ------    -------          -------        ------
  Egypt                                       0.2           -               -        0.1              0.3           0.4
  Other                                       0.1           -               -          -              0.1           0.2
                                           ------       ------          ------    -------          -------        ------
      Total Middle East and Africa (2)        0.2           -             0.1        0.1              0.4           0.6
                                           ------       ------          ------    -------          -------        ------
      Total Europe (2)                        1.4           -             0.4        2.5              4.3           4.4

      Total North America (2)                 0.4           -             0.2        1.8              2.4           2.1
                                           ------       ------          ------    -------          -------        ------
  Total Worldwide (2)                        $5.3        $0.1            $1.3       $5.9            $12.6         $12.6
                                           ======       ======          ======    =======          =======        ======

     (1)Includes cash, placements and securities.
     (2)Individual items may not add to totals due to rounding.
     (3)Total exposures to Argentina at 3/31/02 were $50MM, which includes loans of $37MM, compared to $56MM of exposures, including $25MM of loans at 12/31/01.

     Note: Includes cross-border and local exposure and does not net local funding or liabilities against any local exposure.

                            AMERICAN EXPRESS COMPANY
                           FIRST QUARTER 2002 OVERVIEW
                         AMERICAN EXPRESS BANK (Cont'd)





o Total non-performing loans* of $128MM increased from $123MM at 12/01 but was down from $187MM at 3/01 as a result of decreases within the Corporate Banking business. The decrease versus last year is due to loan payments and write-offs, mostly in Indonesia, partially offset by net downgrades of the risk status of various loans. During 1Q `02, loan payments and write-offs were more than offset by downgrades.


o Other non-performing assets were $2MM at 3/02 versus $22MM at 12/01 and $24MM at 3/01. The decrease since 3/01 reflects the expiration of certain contingent liabilities recorded last quarter, as well as payments/maturities and write-offs, mainly in Indonesia. The decline from last quarter reflects the expiration of the contingent liabilities.


o AEB's total reserves at 3/02 of $160MM compared with $148MM at 12/01 and $164MM at 3/01 and are allocated as follows:

     (millions)                                           3/02          12/01            3/01
                                                     ----------    -----------     -----------
     Loans*                                               $154           $128            $149
     Other Assets, primarily derivatives                     5              4              12
     Other Liabilities                                       1             16               3
                                                          ----           ----            ----
          Total                                           $160           $148            $164
                                                          ====           ====            ====


     - Reserve coverage of non-performing loans of 120% at 3/02 compared with 104% at 12/01 and 80% at 3/01.


o Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends and the impact of current economic conditions. As of March 31, 2002, management considers the loss reserve to be appropriate.

* AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations. For smaller-balance consumer loans, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written-off in full when an impairment is determined.

             INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

         This document includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "should," "could," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

         Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels; fluctuation in the equity markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management and distribution fees received based on those assets; potential deterioration in the high-yield sector and other investment areas, which could result in further losses in AEFA's investment portfolio; the ability of AEFA to sell certain high-yield investments at expected values and within anticipated timeframes and to maintain its high-yield portfolio at certain levels in the future; developments relating to AEFA's platform structure for financial advisors, including the ability to increase advisor productivity, increase the growth of productive new advisors and create efficiencies in the infrastructure; AEFA's ability to roll out new and attractive products in a timely manner and effectively manage the economics in selling a growing volume of non-proprietary products; investment performance in AEFA's businesses; the success, timeliness and financial impact, including costs, cost savings and other benefits, of reengineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower cost overseas locations, moving internal and external functions to the Internet to save costs, the scale-back of corporate lending in certain regions, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the impact on the company's businesses and uncertainty created by the September 11th terrorist attacks, and the potential negative effect on the company of any such attacks in the future; the company's ability to recover under its insurance policies for losses resulting from the September 11th terrorist attacks; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new Cardholders, capture a greater share of existing Cardholders' spending, sustain premium discount rates, increase merchant coverage, retain Cardmembers after low introductory lending rates have expired, and expand the global network services business; the ability to execute the company's global corporate services strategy, including greater penetration of middle market companies, increasing capture of non-T&E spending through greater use of the company's purchasing card and other means, and further globalizing business capabilities; the ability to manage and expand Cardmember benefits, including Membership Rewards'r', in a cost effective manner; successfully expanding the company's on-line and off-line distribution channels and cross-selling financial, travel, card and other products and services to its customer base, both in the U.S. and abroad; effectively leveraging the company's assets, such as its brand, customers and international presence, in the Internet environment; investing in and competing at the leading edge of technology across all businesses; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; increasing competition in all of the company's major businesses; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending activities, among other businesses; legal and regulatory developments, such as in the areas of consumer privacy and data protection; acquisitions; and outcomes in litigation. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2001, and its other reports filed with the SEC.

                                       14